Exhibit 8.2

October 20, 2021

Reliant Bancorp, Inc.

6100 Tower Circle, Suite 120

Franklin, Tennessee 370647

Ladies and Gentlemen:

We have acted as tax counsel to Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), in connection with the proposed merger (the “Merger”) of Reliant with and into United Community Banks, Inc., a Georgia corporation (“UCB”), with UCB continuing as the surviving corporation, pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of July 14, 2021, by and between UCB and Reliant.

In connection with the filing of a Registration Statement on  Form S-4 by UCB with the Securities and Exchange Commission (File No. 333-260081), which includes the proxy statement/prospectus forming a part thereof (as amended or supplemented, the “Registration Statement”), you have requested our opinion regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Agreement.

For purposes of rendering our opinion, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Agreement, (ii) the Registration Statement, dated as of the date hereof and delivered to us for purposes of this opinion, and (iii) such other documents, information and materials as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, none of the material terms and conditions thereof have been or will be waived or modified, (ii) the Agreement and ancillary agreements thereto as described in the Registration Statement represent the entire understanding of Reliant and UCB with respect to the Merger, (iii) the statements concerning the transactions and the representations set forth in the Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective times of the transactions, (iv) the factual statements and representations made by Reliant and UCB in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct as of the date hereof, (v) any such statements and representations made in the Representation Letters “to the knowledge of or “to the best knowledge” of any person (or similarly qualified) are true, complete and correct without such qualification, and (vi) Reliant and UCB will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinions set forth below and as described in the Representation Letters. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on relevant provisions of the Code, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger”, insofar as it addresses the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of the Merger, is accurate in all material respects.

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Merger other than those described above. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

This opinion is furnished to you solely for use in connection with the Merger, as described in the Agreement and the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the reference to K&L Gates LLP in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP

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